Exhibit 10.25
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on and effective as of February 24, 2026 (the “Effective Date”) by and between Zai Lab (US) LLC, a Delaware limited liability company (the “Company”), and Yajing Chen (the “Employee”).
RECITALS
WHEREAS, the Company, and its parent corporation and affiliates, are engaged in the business of researching, developing, manufacturing, and commercializing drug products in the pharmaceutical industry (the “Business of the Group”);
WHEREAS, the Company promoted the Employee to Chief Financial Officer, and the Employee accepted such promotion, and the Company and the Employee previously entered into that certain Letter Agreement, dated July 6, 2023 (the “Existing Agreement”); and
WHEREAS, the Company and the Employee desire to amend and replace the Existing Agreement in its entirety with the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Employment.
The Employee’s employment under the terms of this Agreement will commence as of the Effective Date and will continue until terminated in accordance with Section 4 (the “Employment Period”).
1.1.Duties and Responsibilities. The Company agrees to employ the Employee as the Chief Financial Officer of Zai Lab Limited, an exempted company organized under the laws of the Cayman Islands and the ultimate parent corporation of the Company (the “Parent Company”). The Employee agrees to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned role and the capacity in which the Employee is employed, as well as such other duties and responsibilities as shall from time to time be assigned to the Employee by the Chief Executive Officer of the Parent Company (the “Chief Executive Officer”) or such person’s designee.
1.2.Acceptance of Employment. The Employee accepts such employment set out in Section 1.1 and agrees to faithfully perform and render the services required of the Employee under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Employee shall devote the time, attention, and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of her duties to the Business of the Group, and the performance of the Employee’s duties and responsibilities under this Agreement.
1.3.Positions with Affiliates. If requested by the Company or the Parent Company, the Employee agrees to serve without additional compensation if elected, nominated, or appointed as an officer and/or director of the Parent Company, and any of its subsidiaries or affiliates (collectively, “Affiliates”), and in one or more executive offices of any of the Affiliates.

1.4.Conflicts of Interest. The Employee has reviewed with the Company the present directorships, ownership (legal and beneficial, direct and indirect) interests, and other positions or roles held by the Employee or her associate(s). The Employee agrees to review with the Company any potential directorships, ownership (legal and beneficial, direct and indirect) interests, and other positions or roles with business organizations or arrangements before Employee takes on such engagement or ownership. The Employee or her associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor, or member of such other company that may be directly competitive or directly in conflict with the Parent Company until such interest is presented to the Chief Executive Officer and the Chief Executive Officer or such person’s designee consents to such interest or employment, upon consultation with the board of directors of the Parent Company (the “Board”), as appropriate.
1.5.Compliance with Policies. The Employee agrees that, during the Employment Period, she will comply with all corporate policies, practices, and procedures, including the Code of Business Conduct and Ethics, applicable to her position.
2.Place of Performance.
The Employee shall perform services on a remote basis. The Company or the Parent Company may require that the Employee travel in furtherance of the Business of the Group, to the extent necessary and/or substantially consistent with the then-present business travel obligations of employees at substantially the same service level as the Employee, which will include routine travel to the offices of the Parent Company, including offices in China and in Cambridge, Massachusetts.
3.Compensation Benefits and Expense Reimbursements.
3.1.Base Salary. In consideration for the agreement of the Employee to be employed under this Agreement, during the Employment Period, the Employee shall receive from the Company an annual base salary (as it may be adjusted from time to time, the “Base Salary”), which is currently $520,000. The Base Salary to be paid to the Employee will be subject to reduction for payroll tax withholdings and deductions legally required (if any) and such other deductions properly and reasonably authorized by the Employee. The Company shall pay such Base Salary in accordance with its standard payroll procedures. The Base Salary will be subject to review by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and any adjustments will be made by the Board or the Compensation Committee based upon its respective normal performance review practices for executive employees of the Company.
3.2.Annual Bonus. For each calendar year completed during the Employment Period, the Employee may be eligible to receive an annual bonus with a target equal to 45% of the Base Salary (as it may be adjusted from time to time, the “Target Bonus”). The actual amount of such annual bonus shall be determined by the Board or the Compensation Committee in its sole discretion based on the Employee’s performance and corporate performance against goals established by the Board or the Compensation Committee. Any annual bonus awarded hereunder shall be paid not later than April 15th following the end of the calendar year to which such bonus relates; however, in order to receive any such bonus, the Employee must be employed with the Company through the date that such bonus is paid.

2

3.3.Equity Incentives. For each calendar year completed during the Employment Period, the Employee will be eligible to receive an annual equity grant (the “Annual Equity Grant”). The amount of the Annual Equity Grant shall be determined by the Board or the Compensation Committee in its sole discretion, and shall be denominated in options and restricted stock units in accordance with an allocation determined by the Board or the Compensation Committee. Annual Equity Grants will be subject to the terms, definitions, and provisions of the applicable equity incentive plan, award agreements between the Employee and the Parent Company, any other shareholder and/or option holder agreements, and any other restrictions and/or limitations generally applicable to the equity of the Parent Company or equity awards held by Company executives or otherwise imposed by law. For the avoidance of doubt, this Agreement does not modify any previous equity grants to the Employee.
3.4.Participation in Employee Benefit Plans / Paid Time Off. During the Employment Period, the Employee will be entitled to participate in all employee benefit plans from time to time in effect for similarly situated executive employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Employee under this Agreement (e.g., a severance pay plan). The Employee’s participation will be subject to the terms of the applicable plan documents, applicable corporate policies, and any other restrictions or limitations imposed by law or regulation. The Company reserves the right to amend, modify, cancel, or terminate the benefit plans and programs it offers to its employees at any time. In addition, the Employee will accrue twenty (20) days of paid vacation per calendar year, which may be carried over to the next calendar year, up to a maximum of thirty (30) days (“Vacation Cap”). Once the Vacation Cap is reached, the Employee will not accrue additional vacation until the number of accrued vacation days falls below the Vacation Cap. The Employee will also receive paid sick time and holidays in accordance with applicable corporate policies.
3.5.Reimbursements. During the Employment Period, the Company may provide the Employee with a corporate credit card to be used solely for business-related expenses in accordance with applicable corporate policies and procedures. Additionally, insofar as the Employee incurs any business-related expenses paid for the Employee personally and not with the corporate card, the Employee will be reimbursed, in accordance with applicable corporate policies and practices, for all reasonable traveling expenses and other disbursements incurred by the Employee for or on behalf of the Company in the performance of the Employee’s duties hereunder upon presentation by the Employee of appropriate documentation. The Employee’s right to payment or reimbursement for reasonable business expenses hereunder shall be subject to the following additional rules: (a) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (b) payment or reimbursement shall be made by the Company as soon as reasonably practicable following the time that the applicable expense is submitted by the Employee to the Company and in no event later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (c) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
3.6.Deductions. Recognizing that the Employee is an employee for all purposes, the Company shall deduct from any compensation payable to the Employee the sums which the Company is required by law to deduct, including, but not limited to, federal and state withholding taxes, social security taxes, and state disability insurance and mandatory

3

provident funds, and the Company shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.
4.Termination.
4.1.Death or Disability. If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death (such termination a “Termination Due to Death”). If the Employee is incapacitated or disabled by accident, sickness, or otherwise so as to render Employee mentally or physically incapable of performing the services required to be performed by Employee under this Agreement for a period of ninety (90) consecutive days or longer, or for any ninety (90) days during any six (6) month period (such condition a “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving the Employee notice to that effect (such termination a “Termination Due to Disability”).
(a) Verification of Disability. If any question arises as to whether, during the Employment Period, the Employee is disabled through any illness, injury, accident, or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to such a medical examination, the Company’s determination of the issue shall be binding on the Employee.
4.2.Termination by the Company for Cause. The Company may terminate the employment of the Employee hereunder at any time during the Employment Period for “Cause” (as defined below) (such termination a “Termination by the Company for Cause”) by giving the Employee notice of such termination, which shall take effect immediately. For the purposes of this Agreement, “Cause” means any of the following grounds, as determined by the Company in its reasonable judgment:
(a)the Employee’s use of legal or illegal drugs, including alcohol, which interferes with the performance of the Employee’s obligations and duties hereunder;
(b)the Employee’s commission of a felony, or any crime involving fraud, moral turpitude, or misrepresentation, or violation of applicable securities laws;
(c)the Employee’s mismanagement of the business and affairs of the Parent Company or an Affiliate which results or could reasonably be expected to result in material harm to the Parent Company or an Affiliate;
(d)the Employee’s material breach of any of the terms of this Agreement, including if the Employee does not travel as required pursuant to Section 2, or any other agreement between the Employee and the Parent Company or an Affiliate;

4

(e)the Employee’s violation of the Compliance Agreement (as defined in Section 6) and any confidentiality or other restrictive covenant set forth in this Agreement or any other agreement between the Employee and Parent Company or an Affiliate or any material policy of the Parent Company or an Affiliate; or
(f)the Employee’s material failure to perform or substantial negligence in the performance of the Employee’s obligations and duties hereunder, or any other conduct by the Employee which is or could reasonably be expected to be materially detrimental to the interests and well-being of the Parent Company or an Affiliate, including, without limitation, harm to its business or reputation.
4.3.Termination by the Company without Cause. The Company may terminate the employment of the Employee hereunder at any time during the Employment Period without Cause (such termination a “Termination by the Company without Cause”) by giving the Employee notice of such termination.
4.4.Termination by the Employee without Good Reason. The Employee may terminate her employment hereunder at any time without Good Reason (as defined below) (such termination a “Termination by the Employee without Good Reason”). A Termination by the Employee without Good Reason will be deemed to be effective following reasonable notice by the Employee to the Company, including the Head of Human Resources, of not less than thirty (30) calendar days, provided that the Company may elect to waive all or any portion of such notice period and may accelerate the Employee’s last day of employment.
4.5.Termination by the Employee for Good Reason. The Employee may terminate her employment hereunder at any time for “Good Reason” (as defined below) by (i) providing written notice to the Company, including the Head of Human Resources, specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (ii) providing the Company a period of thirty
(30) days to remedy the condition and so specifying in the notice; and (iii) terminating the Employee’s employment for Good Reason within thirty (30) days following the earlier of the expiration of the period to remedy if the Company fails to remedy the condition or receipt of notice from the Company that it will not remedy the condition (such termination a “Termination by the Employee for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall include any of the following conditions that occur without the Employee’s consent:
(a)any material diminution of the Employee’s duties or responsibilities hereunder (except in connection with a Termination for Cause or pursuant to Section 4.2.);
(b)assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then-current position, except accommodations as may be provided in connection with the Employee’s illness or Disability; or
(c)a material breach of the Agreement by the Company.
4.6.Change in Control Termination. The Employee’s employment may terminate hereunder pursuant to a Termination by the Company without Cause or a Termination by the Employee for Good Reason within twelve (12) months following a Change in Control (such

5

termination a “Change in Control Termination”). For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
(a)any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Parent Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Parent Company, other than as a result of a private financing of the Parent Company approved by the Board;
(b)a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election; or
(c)any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Parent Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s). For purposes of this subsection (c), gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition of Change in Control, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent Company. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to re-domicile the Parent Company in a jurisdiction other than its original jurisdiction of incorporation, (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Company’s securities immediately before such transaction, or (iii) the transaction is an equity financing of the Company or Parent Company.
5.Effect of Termination.
Upon the termination of the Employee’s employment with the Company, however caused, Employee is eligible to receive the following accrued obligations (in the aggregate, the “Final Compensation”): (a) the unpaid portion of the Base Salary, computed on a pro rata basis up to (and including) the effective date of such termination (the “termination date”); (b) reimbursement for any expenses for which the Employee has not been reimbursed as provided in Section 3.5, provided that the Employee submits all such expenses and required supporting documentation within sixty (60) days of the termination date; and (c) if required by applicable law or corporate policy, pay at the final rate of the Base Salary for any accrued but unused vacation time as of the termination date. Payment of Final Compensation will be made in accordance with state law. Except as set forth in Section 5, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, Parent Company, or Affiliates for compensation or otherwise, including under any severance plan, program, or practice, and the Company, Parent Company, and Affiliates shall have no further obligation to the Employee or his beneficiary or estate or any further liability under this Agreement or otherwise by way of compensation or otherwise.
5.1.Termination by the Company for Cause or Termination by the Employee without Good Reason. For the avoidance of doubt, upon a Termination by the Company for

6

Cause or a Termination by the Employee without Good Reason, the Employee will not be eligible to receive additional compensation or benefits under this Agreement other than the Final Compensation.
5.2.Termination Due to Death or Disability. Upon a Termination Due to Death or a Termination Due to Disability, the Employee will be eligible to receive the following additional payments upon satisfaction of the Release requirements in Section 5.6:
(a)an aggregate amount equal to one (1) month of Base Salary, payable in accordance with the Company’s normal payroll practices on the next regular payday following the date on which the Release of Claims (as defined in Section 5.6) becomes effective and irrevocable; and
(b)subject to the Employee being eligible for and timely electing COBRA benefits, payment of the Company’s portion of monthly premiums for the continuation of health insurance benefits as in effect for the Employee immediately prior to the termination date under the law commonly known as COBRA with such COBRA Continuation is payable directly to the insurance carrier (the “COBRA Continuation Benefits”) for one (1) month, provided that if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Employee a taxable monthly payment payable at the same time that the Base Salary payment is made under subsection (a) above.
5.3.Termination by the Company without Cause or Termination by the Employee for Good Reason. Upon a Termination by the Company without Cause or a Termination by the Employee for Good Reason, the Employee will be eligible to receive the following additional payments (in the aggregate, the “Severance Payments”) upon satisfaction of the Release requirements in Section 5.6:
(a)an aggregate amount equal to twelve (12) months of Base Salary, provided in the form of salary continuation, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the twelve (12) month period following the termination date, provided that the first such payment will be made on the next regular payday following the sixtieth (60th) day after the termination date (and will include any Severance Payment installment that would have otherwise been paid during the period following the termination date through the date of the first Severance Payment installment);
(b)COBRA Continuation Benefits for twelve (12) months, provided that if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Employee a taxable monthly payment payable at the same time that the Base Salary payments are made under subsection (a) above; and
(c)a payment equal to a pro-rated Target Bonus (determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the

7

Company and the denominator of which is three hundred and sixty-five (365)) (the “Pro-Rated Bonus”), payable at the same time bonuses for such year are paid to other senior executives of the Company.

5.4.Change in Control Termination. Upon a Change in Control Termination, the Employee will be eligible to receive the Severance Payments described in Section 5.3 upon satisfaction of the Release requirements in Section 5.6. The Employee will also be entitled to one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options, restricted stock, and other equity awards granted to the Employee by the Parent Company upon satisfaction of the Release requirements in Section 5.6.
5.5.Liquidated Damages. The parties acknowledge and agree that damages which will result to the Employee for a Termination Without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments and Enhanced Severance Payments (if applicable) shall constitute liquidated damages for any breach of this Agreement by the Company through the termination date. The Employee agrees that, except for such other payments and benefits to which the Employee may be eligible as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of the Employee’s employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments or Enhanced Severance Payments (as applicable), the Employee will execute the Release of Claims (as described in Section 5.6).
5.6.Release. The obligation of the Company to provide any severance payments or benefits to or on behalf of the Employee under Section 5.2, 5.3, or 5.4 is conditioned on the Employee timely executing and delivering to the Company, and not subsequently revoking, a separation agreement containing a general release of claims and other customary terms in a form provided to the Employee by the Company (the “Release of Claims”), provided that the Release of Claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release of Claims does not become effective by the Release Deadline, the Employee will forfeit any rights to such severance under this Agreement. In no event will such severance be paid or provided until the Release of Claims becomes effective and irrevocable.
5.7.Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the termination date, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the termination date, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Employee’s death; except:
(a)to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion);
(b)benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or

8

(c)other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-

1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
5.8.Limitations on Payments. Notwithstanding anything in this Agreement or elsewhere to the contrary, if any payment or benefit received or to be received by the Employee under this Agreement or otherwise by the Company or an Affiliate (collectively, the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 5.8, be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced (but not below zero) to the extent needed such that no portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G of the Code; provided that no reduction in the Payments shall be made by reason of this Section 5.8 unless, on an after-tax basis taking into account the excise tax imposed by Section 4999 of the Code together with all applicable income taxes, the Payments payable to the Employee would be greater than if such reduction had not been made. Any reduction in the Payments required by the immediately preceding sentence shall be applied, first, against any cash severance payments, then against other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and finally against all remaining payments and benefits.
6.Post-Employment Compliance.
The Compliance Agreement executed and delivered by the Employee as of January 12, 2023 (the “Compliance Agreement”) remains in full force and effect and the terms and conditions thereof are specifically incorporated herein by reference. The obligation of the Company to make any payments or provide any compensation to or on behalf of the Employee under Section 5.2, 5.3, or 5.4, and the Employee’s right to retain the same, is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under this Agreement, the Compliance Agreement, and any other agreement between the Employee and the Company or an Affiliate (including any restrictive covenants therein).
7.Standards of Conduct.
The Employee will conduct herself in an ethical and professional manner at all times and in accordance with applicable laws, regulations, and corporate policies or guidelines, including the Code of Business Conduct and Ethics, and the ethical guidelines of applicable State

9

licensing boards under which the Employee is licensed and with which the Employee is providing services to the Company.
8.Indemnification.
The Employee may be eligible for indemnification in accordance with the Indemnification Agreement executed and delivered by the Employee as of July 7, 2023 (the “Indemnification Agreement”). The Indemnification Agreement remains in full force and effect and the terms and conditions thereof are specifically incorporated herein by reference. The obligation of the Company to make any indemnification payments to or on behalf of the Employee under this

Section 8, and the Employee’s right to retain the same, is expressly conditioned upon the Employee’s continued performance of the obligations under this Agreement.
9.Representations and Warranties of the Employee.
The Employee represents and warrants to the Company that: (a) the Employee has the proper skill, training, and background to perform under the terms of this Agreement in a competent and professional manner; (b) the Employee will not infringe any intellectual property rights including patent, copyright, trademark, trade secret, or other proprietary right of any person;
(c)the Employee will not use any trade secrets or confidential information of the Parent Company, Affiliates, or third parties other than as authorized and for the furtherance of the Business of the Group; and (d) the Employee’s signing of this Agreement and the performance of the Employee’s obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.
10.Enforcement.
It is the desire and intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 10.
11.Assignment.
The Employee may not, without the written consent of the Company, assign any rights or delegate any of the duties of the Employee under this Agreement. As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs. This Agreement may be assigned by the Company, without the Employee’s consent,

10

to any Affiliate or any other person or entity, in each case, which is a successor in interest to substantially all of the business operations or assets of the Company.
12.D&O Insurance.
The Employee will receive Directors’ and Officers’ (“D&O”) insurance coverage to the same extent provided to officers of the Company under the Company’s D&O insurance policy.
13.Miscellaneous.
13.1.Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (c) two (2) days after deposit with an internationally-recognized courier or overnight service such as Federal Express or DHL, or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.
13.2.Gender; Time. The parties agree that any use of words in any gender in this Agreement shall also refer to the masculine, feminine, nonbinary, or neutral gender, as the case may require. Time is of the essence in performance of the rights and obligations under this Agreement.
13.3.Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions.
13.4.Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of the respective heirs, legal representatives, and successors of the parties.
13.5.Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
13.6.Dispute Resolution. To the fullest extent permitted by law, disputes, controversies, and claims between the Employee and the Company shall be resolved through final and binding confidential arbitration in accordance with the Compliance Agreement.
13.7.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.
13.8.Entire Agreement; Amendments. This Agreement, together with the Compliance Agreement and Indemnification Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto, including without limitation the Existing Agreement. This Agreement may be amended only by an agreement in writing signed by each of the parties.

11

13.9.Headings / Construction. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.
13.10.Severability. Subject to the provisions of Section 10, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
13.11.Further Assurances. The Employee agrees to execute, acknowledge, seal, and deliver such further assurances, documents, applications, agreements, and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.
13.12.Consultation with Counsel. The Employee acknowledges that she had the right to consult with counsel in the review of this Agreement.
13.13.Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement.
13.14.Execution. The parties may execute this Agreement, with a manual or electronic signature, either in whole or in any number of counterparts. If in counterparts, those counterparts, as so delivered, shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon the parties, even though all of the parties may not be signatories to the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	EMPLOYEE:

/s/ Samantha (Ying) Du	/s/ Yajing Chen
Name: Samantha Du	Name: Yajing Chen
Title: Chief Executive Officer

Address:	Address:
c/o Zai Lab Limited	On File with the Company
314 Main Street
4th Floor, Suite 100
Cambridge, MA 02142

Date: Feb 24, 2026	Date: Feb 21, 2026

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT

13